                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORT) APRIL 6, 2000

                            JDA SOFTWARE GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                     0-27876                  86-0787377
(STATE OR OTHER JURISDICTION         (COMMISSION              (IRS EMPLOYER
      OF INCORPORATION)              FILE NUMBER)           IDENTIFICATION NO.


14400 NORTH 87TH STREET, SCOTTSDALE, ARIZONA                          85260-3649
(ADDRESS OF PRINCIPLE EXECUTIVE OFFICES)                              (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   (480) 308-3000

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         (b)      PRO FORMA FINANCIAL INFORMATION

         (c)      EXHIBITS

                   2.1* ASSET PURCHASE AGREEMENT DATED AS OF FEBRUARY 24, 2000, BY AND AMONG JDA SOFTWARE GROUP, PRICER AB AND INTACTIX INTERNATIONAL, INC.

                  99.1*    PRESS RELEASE ISSUED FEBRUARY 24, 2000.

                  99.1**   PRESS RELEASE ISSUED APRIL 7, 2000.


 * INCORPORATED BY REFERENCE TO THE SAME NUMBERED EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED FEBRUARY 24, 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000.

** INCORPORATED BY REFERENCE TO THE SAME NUMBERED EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED APRIL 6, 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2000.




                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


                                      JDA SOFTWARE GROUP, INC.


DATE:    JUNE 19, 2000                BY: /S/ KRISTEN L. MAGNUSON
                                          -------------------------
                                          KRISTEN L. MAGNUSON
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER, SECRETARY AND TREASURER

ITEM 7(a). FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                        Consolidated Financial Statements

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Intactix International, Inc.:



We have audited the accompanying consolidated balance sheets of Intactix International, Inc. and Subsidiaries (the Company), a wholly-owned subsidiary of Pricer AB, as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's deficiency and comprehensive income
(loss) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intactix International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net stockholder's deficiency, which conditions raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP

Dallas, Texas
June 9, 2000

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998

               (In thousands, except share and per share amounts)


                                       ASSETS                                                 1999           1998

Current assets:
     Cash and cash equivalents                                                              $  8,171       $  1,218
     Trade accounts receivable, less allowance for doubtful accounts of $711 in 1999
        and $522 in 1998                                                                       5,327          6,826
     Prepaid expenses and other current assets                                                   520            974
                                                                                            --------       --------

              Total current assets                                                            14,018          9,018

Equipment, furniture and fixtures, net (note 3)                                                1,795          2,470
Goodwill and other intangible assets, less accumulated amortization of $66,256 in 1999
     and $62,489 in 1998                                                                      12,084         15,851
                                                                                            --------       --------

              Total assets                                                                  $ 27,897       $ 27,339
                                                                                            ========       ========


                            LIABILITIES AND STOCKHOLDER'S DEFICIENCY

Current
liabilities:
     Accounts payable                                                                       $    848       $  1,329
     Deferred revenue                                                                          4,914          5,031
     Due to Parent Company (note 8)                                                           68,854         64,880
     Other current liabilities                                                                 1,576          1,489

                                                                                            --------       --------

              Total current liabilities                                                       76,192         72,729

Other noncurrent liabilities                                                                      53             81

Stockholder's deficiency:
     Common stock - $.01 par value; 1,000 shares authorized, issued and outstanding               10             10
     Additional paid-in capital                                                               39,453         32,490
     Accumulated other comprehensive income (loss)                                               285           (224)
     Accumulated deficit                                                                     (88,096)       (77,747)
                                                                                            --------       --------

              Total stockholder's deficiency                                                 (48,348)       (45,471)
                                                                                            --------       --------

Commitments and contingencies (notes 2 and 6)

              Total liabilities and stockholder's deficiency                                $ 27,897       $ 27,339
                                                                                            ========       ========

See accompanying notes to consolidated financial statements.

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                      Consolidated Statements of Operations

                     Years ended December 31, 1999 and 1998

                                 (In thousands)

                                                           1999           1998
Revenues:
    License                                              $ 10,209       $  9,164
    Maintenance, service and other                         13,498         13,919
                                                         --------       --------

             Total revenues                                23,707         23,083
                                                         --------       --------

Operating expenses:
    Cost of maintenance, service and other revenues         1,606          3,088
    General and administrative                             20,158         21,405
    Sales and marketing                                     3,475          4,657
    Impairment of goodwill                                  2,930         36,500
    Amortization and depreciation                           1,979          4,353
                                                         --------       --------

             Total operating expenses                      30,148         70,003
                                                         --------       --------

             Loss from operations                          (6,441)       (46,920)

Interest and other expense, net                             3,908          3,377
                                                         --------       --------

             Net loss                                    $(10,349)      $(50,297)
                                                         ========       ========

See accompanying notes to consolidated financial statements.

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

               Consolidated Statements of Stockholder's Deficiency
                        and Comprehensive Income (Loss)

                     Years ended December 31, 1999 and 1998

                      (In thousands, except share amounts)


                                                                                                         ACCUMULATED
                                                              COMMON STOCK               ADDITIONAL         OTHER
                                                   ---------------------------------      PAID-IN       COMPREHENSIVE   ACCUMULATED
                                                   SHARES        AMOUNT      CAPITAL    INCOME (LOSS)      DEFICIT         TOTAL
                                                   ------        ------      -------    -------------      -------         -----
Balance, December 31, 1997                          1,000       $    10       32,490              --       (27,450)        5,050

Comprehensive income (loss):

     Net loss                                          --            --           --              --       (50,297)      (50,297)

     Foreign currency translation adjustment           --            --           --            (224)           --          (224)

                                                                                                                         -------
Total comprehensive income (loss):                     --            --           --              --            --       (50,521)

                                                  -------       -------      -------         -------       -------       -------
Balance, December 31, 1998                          1,000       $    10       32,490            (224)      (77,747)      (45,471)

Capital contribution                                   --            --        6,963              --            --         6,963

Comprehensive income (loss):

     Net loss                                          --            --           --              --       (10,349)      (10,349)

     Foreign currency translation adjustment           --            --           --             509            --           509
                                                                                                                         -------

Total comprehensive income (loss)                                                                                         (9,840)
                                                  -------       -------      -------         -------       -------       -------

Balance, December 31, 1999                          1,000       $    10       39,453             285       (88,096)      (48,348)
                                                  =======       =======      =======         =======       =======       =======


See accompanying notes to consolidated financial statements.

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1999 and 1998

                                 (In thousands)

                                                                                    1999           1998
Cash flows used in operating activities:
    Net loss                                                                      $(10,349)      $(50,297)
    Adjustments to reconcile net loss to net
       cash provided by operating activities:
          Goodwill impairment and depreciation and amortization                      4,909         40,853
          Disposal of property and equipment                                            83            589
          Changes in operating assets and liabilities:
             Trade accounts receivable, net                                          1,652          1,065
             Prepaid expenses and other assets                                         523          1,613
             Accounts payable and accrued expenses                                      88         (1,662)
             Accrued Interest on Borrowing from Parent                               3,193          3,225
             Deferred revenue                                                         (105)           804
                                                                                  --------       --------

                   Net cash used in operating activities                                (6)        (3,810)
                                                                                  --------       --------

Cash flows used in investing activities - purchases of equipment,
    furniture and fixtures                                                            (485)        (1,549)
                                                                                  --------       --------

Cash flows provided by financing activities:
    Payments on revolving line of credit                                              (256)        (2,274)
    Capital Contribution from Parent                                                 6,963             --
    Borrowing from Parent                                                              781          7,829
    Principal payments under capital lease obligations                                 (44)            --
                                                                                  --------       --------

                   Net cash provided by financing activities                         7,444          5,555
                                                                                  --------       --------


                   Increase in cash and cash equivalents                             6,953            196

Cash and cash equivalents, beginning of year                                         1,218          1,022
                                                                                  --------       --------

Cash and cash equivalents, end of year                                            $  8,171       $  1,218
                                                                                  ========       ========

Supplemental disclosures of cash flow information: Cash paid during the year for:
       Interest                                                                   $     10       $    192
                                                                                  ========       ========

See accompanying notes to consolidated financial statements.

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(1)    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    DESCRIPTION OF BUSINESS

              Intactix International, Inc. and subsidiaries (Intactix or the Company) was incorporated in Delaware and is a wholly-owned subsidiary of Pricer AB, a Swedish corporation (the Parent). The Company develops and markets productivity software, hardware and consulting services to the space management industry. The Company principally derives its revenues from software licensing fees, consulting and software maintenance primarily in North America and Europe.

              On April 6, 2000, JDA Software Group, Inc. acquired substantially all of the assets and assumed certain liabilities of the Company for a cash purchase price of $20.5 million.

       (b)    BASIS OF PRESENTATION

              The accompanying consolidated financial statements of Intactix have been prepared using Pricer AB's historical cost basis in the assets and liabilities of the Company. Such historical cost basis reflects the acquisition of Intactix by Pricer AB in June 1997.

       (c)    REVENUE RECOGNITION

              The Company's software products are licensed to customers through the Company's direct sales force. Software license revenue is recognized when the following criteria have been met: (a) a written contract for the license of software has been executed,
              (b) the Company has delivered the products to the customer, (c) the fee is fixed or determinable and (d) collectibility is probable.

              Revenue from maintenance contracts is recognized ratably over the term of the agreement and is generally billed on an annual basis. Revenue from consulting, customer training and other services is recognized as the service is performed.

       (d)    PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the financial statements of Intactix International, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

       (e)    CASH EQUIVALENTS

              For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with remaining maturity of three months or less at the date of purchase to be cash equivalents.

                                       6                             (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       (f)    EQUIPMENT, FURNITURE AND FIXTURES

              Equipment, furniture and fixtures are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

       (g)    GOODWILL

              Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. During 1998 and 1999, the Company recorded a $36.5 million and a $2.9 million write down, respectively, to the carrying amount of goodwill in order to reflect only that portion of the goodwill balance deemed recoverable by expected future cash flows and giving consideration to the transaction discussed in Note 1(a).

       (h)    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE
              DISPOSED OF

              The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

       (i)    RESEARCH AND DEVELOPMENT COSTS

              Research and development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Certain software development costs incurred after technological feasibility are capitalizable subject to an evaluation of the recoverability of any capitalized costs based on amounts expected to be realized from sales of the related products. To date, the Company has not capitalized any costs incurred subsequent to the establishment of technological feasibility as such amounts have been immaterial.

       (j)    CONCENTRATION OF CREDIT RISK

              The Company licenses its space management software products primarily to customers in the grocery/retail industry located principally in North America and Europe. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral or other security to support its trade accounts receivable. Revenues from transactions with customers in North America and Europe accounted for 96% and 98% of total

                                       7                             (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


              revenues generated in 1999 and 1998, respectively. No single customer accounted for more than 10% of consolidated revenues in 1999 or 1998.

        (k)   INCOME TAXES

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (l)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (m)    TRANSLATION OF FOREIGN CURRENCIES

              All balance sheet accounts for foreign operations, where functional currencies are not the US dollar, are translated at the year end exchange rate and statement of operations items are translated at the weighted average exchange rates for the year. Translation gains and losses are not included in the determination of net income, but are reflected as a component of accumulated other comprehensive income.

       (n)    STOCK COMPENSATION

              Eligible employees of the Company participate in stock compensation plans of the Parent. The Parent has elected to follow APB Opinion 25, Accounting for Stock Issued to Employees and related interpretations in its primary consolidated financial statements and, accordingly, no compensation expense has been recorded in its consolidated financial statements, or the consolidated financial statements of the Company, related to stock option grants.

(2)    OPERATIONS, LIQUIDITY AND GOING CONCERN

       The Company has generated operating and net losses in 1999 and 1998, reflecting in part, the Company's ongoing investment in product development. Historically, the Company has relied on funding by its Parent, Pricer AB, in order to sustain operations. The absence of committed financing and the recurring losses from operations raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are principally predicated upon the Company's acquisition by a strategic partner. On February 24, 2000, the Company entered into a definitive

                                       8                             (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       agreement with JDA Software Group, Inc. (JDA), an international provider of enterprise retail software solutions, pursuant to which JDA has agreed to purchase substantially all of the assets of the Company for a cash purchase price of $20.5 million and the assumption of certain liabilities. This transaction closed on April 6, 2000.

(3)    EQUIPMENT, FURNITURE AND FIXTURES

       Equipment, furniture and fixtures consist of the following as of December 31, 1999 and 1998 (in thousands):

                                                        1999         1998
                                                      -------       -------
Computer equipment and software                       $ 3,033         2,774
Furniture and fixtures                                  1,777         1,707
                                                      -------       -------

                                                        4,810         4,481
Less accumulated depreciation                          (3,015)       (2,011)
                                                      -------       -------

          Equipment, furniture and fixtures, net      $ 1,795         2,470
                                                      =======       =======

(4)    SEGMENT REPORTING
       The Company operates in one industry segment. The table below presents the Company's operating information as of and for the years ended December 31, 1999 and 1998 by geographic area (in thousands).

Revenue:                                         1999           1998
                                               --------       --------
    United States                              $ 11,517         12,878
    United Kingdom                                3,671          4,647
    Rest of World                                 8,519          5,558
                                               ========       ========

        Consolidated revenue                   $ 23,707         23,083
                                               ========       ========

Loss from operations:
    United States                              $ (4,779)       (44,971)
    United Kingdom                               (1,570)        (1,837)
    Rest of World                                   (92)          (112)
                                               ========       ========

        Consolidated loss from operations      $ (6,441)       (46,920)
                                               ========       ========

Assets:
    United States                              $ 22,981         22,517
    United Kingdom                                3,588          3,519
    Rest of World                                 1,328          1,303
                                               ========       ========

        Consolidated assets                    $ 27,897         27,339
                                               ========       ========

                                       9                             (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


(5)    INCOME TAXES

       Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to pretax loss as follows:

                                                1999         1998
                                                ----         ----
                                                  (In thousands)
Computed "expected" tax benefit              $  (3,622)   $ (17,604)
Goodwill amortization and impairment             1,317       12,775
Meals and entertainment                             24           24
Other                                              128            8
Increase in valuation allowance                  2,153        4,797
                                             ----------   ----------
                                             $      --    $      --
                                             ==========   ==========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below.

                                                  December 31,    December 31,
                                                     1999             1998
                                                     ----             ----
                                                        (In thousands)
Deferred tax assets:
    Net operating loss carryforwards               $ 9,832           $7,797
    Allowance for doubtful accounts                    249              183
                                                   -------          -------

              Total gross deferred tax assets       10,081            7,980


Deferred tax liabilities:
    Section 481(a) adjustment                           --              (44)
    Fixed assets                                       (85)             (93)
                                                   -------          -------
              Net deferred tax asset before
                 valuation allowance                 9,996            7,843
Valuation allowance                                 (9,996)          (7,843)
                                                   -------          -------

              Net deferred tax asset               $    --               --
                                                   =======          =======

       As of December 31, 1999, the Company has net operating loss carryforwards of approximately $21 million, which begin to expire in 2012.

                                       10                            (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The Company believes that as a result of the Pricer AB acquisition in 1997, the Company has undergone an ownership change within the meaning of
       Section 382 of the Internal Revenue Code (IRC). As a result, the Company's ability to utilize its operating loss carryforwards incurred prior to the ownership change are limited on an annual basis to an amount equal to the value of the Company, as defined by the IRC, as of the date of the change in ownership, multiplied by the applicable long-term tax exempt rate.

(6)    COMMITMENTS AND CONTINGENCIES
       (a)    LEASES

              The Company leases its offices under operating leases, which expire through 2003. Future minimum annual rent payments for leases having initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands):

                                                      1999
                                                      ----
                       2000                          $1,148
                       2001                             822
                       2002                             117
                       2003                              77
                                                    -------
                                                     $2,164
                                                    =======

              Rent expense for the years ended December 31, 1999 and 1998 amounted to $ 1,185,399 and $ 1,311,708, respectively.

       (b)    CONTINGENCIES

              The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The results of any such contingencies are not expected to have a material adverse effect on the financial condition or operations of the Company.

(7)    STOCK OPTION PLANS

       Eligible employees of the Company have been granted stock options of the Parent under its stock option plans. The Parent applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized related to stock option grants since the intrinsic value of stock options awarded is zero at the date of grant.

       In 1997, the Parent granted employees of the Company 930,500 and 49,450 options to acquire Pricer AB Class B shares with exercise prices of $40.59 and $5.68 per share, respectively. The exercise prices per share of such options were equal to the market values of Pricer AB shares on the dates of grant. As of December 31, 1999, all such options were fully vested. The options expire on various dates up to ten years from the date of grant.

                                       11                            (Continued)

                          INTACTIX INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                    (A Wholly-Owned Subsidiary of Pricer AB)

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998



(8)    RELATED PARTY TRANSACTIONS

       In June 1997, the Company signed a loan agreement with the Parent to enable intercompany transactions and borrowings between the Company and the Parent. The borrowings are not for any specified term and have been used to provide financing for the Company's operations. The Company accrues interest on the borrowings based on LIBOR on the first banking day of each month (5.8% and 5.1% as of December 31, 1999 and 1998). The Company paid $6.6 million in accrued interest to the Parent in January 2000 under this arrangement.

       On April 5, 2000, the Parent forgave $51 million of InterCompany borrowings. The forgiveness of this InterCompany debt has been recorded as a contribution of capital.

(9)    REVOLVING LINE OF CREDIT

       The Company established a line of credit with a financial institution in 1997. The line of credit was collateralized by eligible trade receivables, as defined. The agreement required the Company to maintain certain financial ratios and tangible net worth levels and restricts the amount of capital expenditures. The line of credit bore interest at prime plus .75% (7.75% at December 31, 1998). Borrowings of $241,103 were outstanding at December 31, 1998. The Company was in default of certain financial covenants during 1998. The Company reached an agreement with the financial institution under which it agreed to accelerate payments on amounts borrowed. During January of 1999 the outstanding balance was paid in full.

                          INTACTIX INTERNATIONAL, INC.
                          INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)

         The following unaudited interim financial statements of Intactix International, Inc. ("Intactix") have been prepared from the internal accounting records of Intactix and include certain reclassifications to conform with the historical JDA Software Group, Inc. format. The unaudited consolidated balance sheet as of March 31, 2000 was derived from Intactix's internal accounting records as of the date of acquisition on April 6, 2000. The Company believes there were no significant changes in any of the balance sheet accounts from March 31, 2000 through April 6, 2000 other than the contribution of $51.0 million in capital to Intactix from its parent company, Pricer AB, on April 5, 2000 through the cancellation of $51.0 million of intercompany loans and the conversion of such amounts to additional capital in Intactix. This transaction has been reflected in the balance sheet as of March 31, 2000. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature.

         The unaudited consolidated balance sheet of Intactix as of March 31, 2000, together with the unaudited consolidated statements of income (loss) and cash flows for the three months ended March 31, 2000 and March 31, 1999 should be read in conjunction with the separate historical financial statements and notes thereto of Intactix as of December 31, 1999 and 1998, and the unaudited consolidated pro forma financial information and notes thereto, both of which are contained elsewhere herein.

                  INTACTIX INTERNATIONAL, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                    March 31,
                                                                      2000
                                                                     -----
                       ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                      $  1,866
     Accounts receivable, net                                          6,049
     Prepaid expenses and other current assets                           499
                                                                    --------
           Total current assets                                        8,414

PROPERTY AND EQUIPMENT, net                                            1,589
GOOD WILL AND OTHER INTANGIBLES                                       11,196
                                                                    --------
           Total assets                                             $ 21,199
                                                                    ========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                $    295
    Accrued expenses and other liabilities                             2,614
    Deferred revenue                                                   5,769
    Due to Parent Company - Pricer AB                                 12,090
                                                                    --------
           Total current liabilities                                  20,768

STOCKHOLDERS' EQUITY:
     Common stock                                                         10
     Additional paid in capital                                       90,453
     Accumulated deficit                                             (90,544)
     Accumulated other comprehensive income                              512
                                                                    --------
           Total stockholders' equity                                    431
                                                                    --------

           Total liabilities and stockholders' equity               $ 21,199
                                                                    ========

                  INTACTIX INTERNATIONAL, INC. AND SUBSIDIARIES

               UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                      2000          1999
                                                      ----          ----
REVENUES:
     Software licenses                               $ 2,486       $ 2,865
     Consulting, maintenance and other services        3,751         3,719
                                                     -------       -------
           Total revenues                              6,237         6,584

COST AND EXPENSES:
     Software licenses                                    35            17
     Consulting, maintenance and other services        2,225         2,112
     Product development                                 718           959
     Sales and marketing                               2,917         2,195
     General and administrative                          813         1,467
     Amortization of intangibles                         871           822
                                                     -------       -------
           Total costs and expenses                    7,579         7,572

LOSS FROM OPERATIONS                                  (1,342)         (988)
     Other expense, net                               (1,139)         (725)
                                                     -------       -------

LOSS BEFORE INCOME TAXES                              (2,481)       (1,713)
     Income tax benefit                                  (33)          (19)
                                                     -------       -------

NET LOSS                                             ($2,448)      ($1,694)
                                                     =======       =======

BASIC AND DILUTED LOSS PER SHARE                     ($ 2.45)      ($ 1.69)
                                                     =======       =======

SHARES USED TO COMPUTE:
    Basic earnings per share                           1,000         1,000
                                                     =======       =======
    Diluted earnings per share                         1,000         1,000
                                                     =======       =======

                  INTACTIX INTERNATIONAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                          Three Months Ended March 31,
                                                                                          ----------------------------
                                                                                             2000           1999
                                                                                             ----           ----
OPERATING ACTIVITIES:
    Net loss                                                                               ($ 2,448)      ($ 1,694)
    Adjustments to reconcile net loss to net cash provided by operating activities:
            Depreciation and amortization                                                     1,179          1,090
            Changes in operating assets and liabilities:
                  Trade accounts receivable, net                                               (722)          (404)
                   Prepaid expenses and other assets                                             21           (209)
                  Accounts payable and accrued expenses                                         432            233
                  Deferred revenue                                                              855            264
                                                                                           --------       --------
                          Net cash used in operating activities                                (683)          (720)
                                                                                           --------       --------

INVESTING ACTIVITIES:
     Purchases of equipment, furniture and fixtures                                             (85)          (238)

FINANCING ACTIVITIES:
     Net (payments) borrowings on intercompany loans with Pricer AB                          (5,764)           388
                                                                                           --------       --------
                         Net cash (used in) provided by financing activities                 (5,764)           388
                                                                                           --------       --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                         227            366
                                                                                           --------       --------

INCREASE IN CASH AND CASH EQUIVALENTS                                                        (6,305)          (204)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                8,171          1,218
                                                                                           --------       --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                   $  1,866       $  1,014
                                                                                           ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest                                               $  6,600       $      2
                                                                                           ========       ========

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
    Conversion of intercompany loans with Pricer AB to additional paid in capital          $ 51,000
                                                                                           ========

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION.


         On April 6, 2000, JDA Software Group, Inc. ("JDA" or the Company) acquired certain assets of Intactix International, Inc. ("Intactix") from Pricer AB, a Swedish corporation, for $20.5 million in cash and assumed certain trade, leasehold and other accrued liabilities pursuant to an Asset Purchase Agreement dated February 24, 2000 (the "Acquisition"). Intactix is a leading provider of space management solutions for the retail industry and consumer product goods manufacturers. The Intactix products provide planogramming tools that allow users to build, analyze and distribute graphical diagrams for space management, store layout planning and shelf assortment. The purchase price was determined through an arms-length negotiation between the parties, and was allocated to the underlying assets, namely the intellectual property and other intangibles, based on the Company's estimate of fair values and remaining economic lives supported by the results of an independent third party appraisal. The excess of the purchase price over the fair value of the assets is being amortized over a period of ten years.

         The Acquisition has been accounted for in the pro forma consolidated financial information using the purchase method of accounting. The unaudited consolidated pro forma balance sheet combines the historical balance sheet of JDA as of March 31, 2000 with the opening balance sheet of Intactix recorded at the time of acquisition. The unaudited consolidated pro forma statements of income (loss) combine the historical statements of income (loss) of JDA and Intactix for the year ended December 31, 1999 and the three months ended March 31, 2000, giving effect to the Acquisition as if it had occurred at the beginning of each period.

         The detailed assumptions used to prepare the pro forma consolidated financial information are contained in the notes to the unaudited consolidated pro forma financial information. Pro forma adjustments for the acquisition of Intactix are based upon preliminary estimates, available information and certain assumptions that the management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited consolidated pro forma financial information does not purport to represent the results of operations or the financial position of the Company that actually would have resulted had the Acquisition occurred as of the dates indicated, nor should it be taken as indicative of the future results of the operations or future financial position of the Company.

         The unaudited consolidated pro forma financial information should be read in conjunction with the separate historical financial statements and notes thereto reported by the Company in its annual report on Form 10-K for the year ended December 31, 1999 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2000, and the financial statements of Intactix International, Inc. and Subsidiaries for the years ended December 31, 1999 and 1998 (which are contained elsewhere herein).

                            JDA SOFTWARE GROUP, INC.

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2000

                                 (IN THOUSANDS)

                                                                            Historical
                                                                      -----------------------
                                                                                                    Pro Forma
                                                                       JDA          Intactix       Adjustments      Pro Forma
                                                                       ---          --------       -----------      ---------
                                    ASSETS                                                             (1)
CURRENT ASSETS:
     Cash and cash equivalents                                      $  72,377       $   1,866       ($ 20,543)      $  53,700
     Marketable securities                                             20,579                                          20,579
     Accounts receivable, net                                          36,839           6,049            (695)         42,193
     Income tax receivable                                              1,516                                           1,516
     Deferred tax asset                                                 2,329                                           2,329
     Prepaid expenses and other current assets                          5,681             499             827           7,007
                                                                    ---------       ---------       ---------       ---------
           Total current assets                                       139,321           8,414         (20,411)        127,324

PROPERTY AND EQUIPMENT, net                                            23,179           1,589          (1,055)         23,713
GOODWILL AND OTHER INTANGIBLES                                         30,541          11,196          14,726          56,463
DEFERRED TAX ASSET                                                      5,933                                           5,933
MARKETABLE SECURITIES                                                   2,376                                           2,376
                                                                    ---------       ---------       ---------       ---------
           Total assets                                             $ 201,350       $  21,199       ($  6,740)      $ 215,809
                                                                    =========       =========       =========       =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                $   2,231       $     295       ($     64)      $   2,462
    Accrued expenses and other liabilities                             11,614           2,614           5,821          20,049
    Deferred revenue                                                    8,115           5,769              24          13,908
    Due to Parent Company                                                              12,090         (12,090)
                                                                    ---------       ---------       ---------       ---------
           Total current liabilities                                   21,960          20,768          (6,309)         36,419

STOCKHOLDERS' EQUITY:
     Preferred stock                                                        0               0               0
     Common stock                                                         242              10             (10)            242
     Additional paid in capital                                       178,596          90,453         (90,453)        178,596
     Retained earnings (deficit)                                        2,125         (90,544)         90,544           2,125
     Accumulated other comprehensive income (loss)                     (1,573)            512            (512)         (1,573)
                                                                    ---------       ---------       ---------       ---------
           Total stockholders' equity                                 179,390             431            (431)        179,390
                                                                    ---------       ---------       ---------       ---------

           Total liabilities and stockholders' equity               $ 201,350       $  21,199       ($  6,740)      $ 215,809
                                                                    =========       =========       =========       =========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

                            JDA SOFTWARE GROUP, INC.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Historical
                                                     -------------------------
                                                                                        Pro Forma
                                                        JDA           Intactix         Adjustments             Pro Forma
                                                        ---           --------         -----------             ---------
REVENUES:
     Software licenses                               $  36,798       $  10,209                                 $  47,007
     Consulting, maintenance and other services        105,865          13,498                                   119,363
                                                     ---------       ---------          ---------              ---------
           Total revenues                              142,663          23,707                  0                166,370

COST AND EXPENSES:
     Software licenses                                   1,955                                138 (1)              2,093
     Consulting, maintenance and other services         70,607           1,606              6,309 (1), (3)        78,522
     Product development                                25,000                              3,556 (1), (3)        28,556
     Sales and marketing                                24,639           3,475              5,600 (1), (3)        33,714
     General and administrative                         17,195          20,158            (15,778)(1), (3)        21,575
      Impairment of goodwill                                 0           2,930             (2,930)(2)                  0
     Amortization of intangibles                         4,409           1,979             (1,145)(1)              7,571
                                                                                            2,328 (2)
     Restructuring and asset disposition charge          2,111                                                     2,111
                                                     ---------       ---------          ---------              ---------
           Total costs and expenses                    145,916          30,148             (1,922)               174,142

INCOME (LOSS) FROM OPERATIONS                           (3,253)         (6,441)             1,922                 (7,772)
     Other income (expense), net                         3,814          (3,908)             1,679 (1),(4)          1,585
                                                     ---------       ---------          ---------              ---------

INCOME (LOSS) BEFORE INCOME TAXES                          561         (10,349)             3,601                 (6,187)
     Income tax provision (benefit)                        224               0             (2,699)(5)             (2,475)
                                                     ---------       ---------          ---------              ---------

NET INCOME (LOSS)                                    $     337       ($ 10,349)         $   6,300              ($  3,712)
                                                     =========       =========          =========              =========

BASIC AND DILUTED EARNINGS(LOSS) PER SHARE           $    0.01                                                    ($0.16)
                                                     =========                                                 =========

SHARES USED TO COMPUTE:
    Basic earnings per share                            23,758                                                    23,758
                                                     =========                                                 =========
    Diluted earnings per share                          23,758                                                    23,758
                                                     =========                                                 =========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

                            JDA SOFTWARE GROUP, INC.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME (LOSS)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Historical
                                                     ----------------------
                                                                                  Pro Forma
                                                        JDA        Intactix      Adjustments        Pro Forma
                                                        ---        --------      -----------        ---------
REVENUES:
     Software licenses                               $ 15,502      $  2,486                         $ 17,988
     Consulting, maintenance and other services        23,698         3,751                           27,449
                                                     --------      --------       --------          --------
           Total revenues                              39,200         6,237              0            45,437

COST AND EXPENSES:
     Software licenses                                    891            35                              926
     Consulting, maintenance and other services        17,319         2,225            (74)(3)        19,470
     Product development                                6,155           718            (39)(3)         6,834
     Sales and marketing                                6,462         2,917            (65)(3)         9,314
     General and administrative                         4,009           813            (45)(3)         4,777
     Amortization of intangibles                        1,092           871            (81)(2)         1,882
     Restructuring and asset disposition charge           828                                            828
                                                     --------      --------       --------          --------
           Total costs and expenses                    36,756         7,579           (304)           44,031

INCOME (LOSS) FROM OPERATIONS                           2,444        (1,342)           304             1,406
     Other income (expense), net                        1,192        (1,139)           757(4)            810
                                                     --------      --------       --------          --------

INCOME (LOSS) BEFORE INCOME TAXES                       3,636        (2,481)         1,061             2,216
     Income tax provision (benefit)                     1,418           (33)          (521)(5)           864
                                                     --------      --------       --------          --------

NET INCOME (LOSS)                                    $  2,218      ($ 2,448)      $  1,582          $  1,352
                                                     ========      ========       ========          ========

BASIC EARNINGS(LOSS) PER SHARE                       $   0.09                                       $   0.06
                                                     ========                                       ========
DILUTED EARNING(LOSS) PER SHARE                      $   0.09                                       $   0.05

SHARES USED TO COMPUTE:
    Basic earnings per share                           24,079                                         24,079
                                                     ========                                       ========
    Diluted earnings per share                         25,315                                         25,315
                                                     ========                                       ========

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

         NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)


The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present a pro forma consolidated balance sheet as of March 31, 2000 and the pro forma consolidated statements of income (loss) of the Company for the year ended December 31, 1999 and the three months ended March 31, 2000.

PRO FORMA CONSOLIDATED BALANCE SHEET

The pro forma consolidated balance sheet as of March 31, 2000 includes the unaudited balance sheet of Intactix as of the date of the date of acquisition on April 6, 2000. The Company believes there were no significant changes in any of the balance sheet accounts from March 31, 2000 through April 6, 2000 other than the contribution of $51.0 million in capital to Intactix from its parent company, Pricer AB, on April 5, 2000 through the cancellation of $51.0 million of intercompany loans and the conversion of such amounts to additional capital in Intactix. This transaction has been reflected in the balance sheet as of March 31, 2000.

1. Entry records the opening balance sheet of Intactix under the purchase method of accounting as follows:

Working Capital                                  $    724
Fixed Assets                                          534
In-process Research and Development                   200
Developed Software and Other Intangibles           24,200
Goodwill                                            1,522
Acquisition Reserves                               (6,680)
                                                 --------
         Net cash used to purchase Intactix      $(20,500)
                                                 --------

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

The pro forma consolidated statements of income for the year ended December 31, 1999 and three months ended March 31, 2000 do not include the effect of a $200,000 one-time charge for purchased in-process technology. In-process technology includes the value of products acquired from Intactix that were in the development stage and for which technological feasibility had not been established. The Company does not believe these products have any alternative future use.

1. Entry records a reclassification of the costs and expenses reported in the Intactix financial statements to conform with the JDA Software Group, Inc. format.

2. Entry records the decrease in amortization expense arising from the purchase accounting adjustments as follows:

                                                  Amortization    Year Ended    Three Months Ended
                                                     Period        12-31-99          3-31-00
                                                     ------        --------          -------
Developed Software                                    7 Years      $ 1,600           $   400
Customer List                                        13 Years          877               219
Assembled Workforce                                   3 Years          533               133
Goodwill                                             10 Years          152                38
                                                                   -------           -------
                                                                   $ 3,162           $   790
Less amounts recorded in the historical
financial statements of Intactix for impairment
of goodwill and amortization of intangibles                         (3,764)             (871)
                                                                   -------           -------

Purchase accounting adjustment                                     $  (602)          $   (81)
                                                                   -------           -------

3. Entry records the decrease in depreciation expense resulting from the purchase accounting adjustments as follows:

                                     Remaining    Year Ended    Three Months Ended
                                    Useful Life    12-31-99         3-31-00          .
Depreciation on Property &
Equipment acquired                   1.5 Years     $   342           $    85

Less amounts recorded in the
historical financial statements
of Intactix for depreciation                       $(1,145)          $  (308)
                                                   -------           -------

Purchase accounting adjustment                     $  (803)          $  (223)
                                                   -------           -------

4. Entry reverses the intercompany interest charges shown in the Intactix financial statements and records the opportunity costs related to interest that would be forfeited on invested cash balances used to effect the Acquisition as of January 1, 1999 and January 1, 2000, as appropriate.

5. Entry records the income tax effect on the net loss of Intactix and the purchase accounting adjustments at a blended rate of 40% for the year ended December 31, 1999 and 39% for the three months ended March 31, 2000.